Exhibit 99.1
PRESS RELEASE
Investor Contact:

AngioDynamics, Inc.
Stephen Trowbridge, Executive Vice President & CFO
(518) 795-1408
AngioDynamics Reports Fiscal 2022 Third Quarter Financial Results; Reaffirms Fiscal Year 2022 Guidance
Fiscal 2022 Third Quarter Highlights
•	Net sales of $74.0 million increased 3.9% compared to the prior-year quarter
•	Med Tech grew 28.6% and Med Device declined 2.8% year over year
•	Gross margin of 52.2% declined 190 basis points year over year
•	GAAP loss per share of $0.13 and adjusted earnings per share of $0.03
•	Subsequent to quarter end:
o	the Company enrolled the first patients in its PRESERVE study for the use of NanoKnife in prostate;
o	the Company received FDA approval for its AlphaVac F18 thrombectomy system; and
o	the Company received FDA approval for its IDE study for the use of AlphaVac F18 to treat pulmonary embolism

Latham, New York, April 7, 2022 – AngioDynamics, Inc. (NASDAQ: ANGO), a leading and transformative medical technology company focused on restoring healthy blood flow in the body’s vascular system, expanding cancer treatment options and improving quality of life for patients, today announced financial results for the third quarter of fiscal year 2022, which ended February 28, 2022.

“We are proud of our team’s ability to drive continued growth in our business during the third quarter while operating amid macro-related supply chain disruptions, procedural volume challenges and ongoing inflation, particularly in December and January. During the quarter, we made significant progress implementing our manufacturing capacity enhancement initiatives, exiting the quarter with an approximately 20% increase in production hours. Even as we started to see benefits of our capacity enhancement initiatives, we saw our backlog increase during our third quarter, signaling continued strong customer demand. Since mid-February, we have seen steady improvement in procedure volumes and remain confident in both the long-term growth trajectory of our portfolio and the strategic transformation of the Company,” commented Jim Clemmer, President and Chief Executive Officer of AngioDynamics.

Clemmer continued, “Despite the increased COVID and macro headwinds in our third quarter, we continued to invest in our transformation to make Med Tech comprise a larger, faster-growing piece of our business. As an example, we are pleased to announce the recent FDA clearance of our AlphaVac F18 thrombectomy system for use in the venous vasculature and approval of our IDE study for the use of AlphaVac F18 to treat pulmonary embolism.”

Third Quarter 2022 Financial Results

Net sales for the third quarter of fiscal 2022 were $74.0 million, an increase of 3.9% compared to the prior-year quarter.

Foreign currency translation did not have a significant impact on the Company’s sales in the quarter.

Med Tech net sales were $19.6 million, a 28.6% increase from $15.2 million in the prior- year period, while Med Device net sales were $54.4 million, a decrease of 2.8% compared to $55.9 million in the prior-year period. Med Tech includes the Auryon Peripheral Atherectomy platform, the thrombectomy platform and the NanoKnife irreversible electroporation platform. The Company’s performance was impacted by headwinds related to the Omicron variant spike, particularly during the months of December and January, which included supply chain disruptions, procedural challenges and continued inflationary pressures.

•
Endovascular Therapies (formerly Vascular Interventions and Therapies) net sales were $38.1 million, an increase of 14.5%, compared to $33.3 million a year ago. Growth was driven by strength in our atherectomy and thrombectomy portfolios relative to the prior-year period. Auryon sales during the quarter were $7.3 million, as the Company continued to see sequential sales growth of this platform.

•
Oncology net sales were $12.5 million, a decrease of 5.0%, compared to $13.1 million in the prior-year period. The year-over-year decline was largely due to procedural volume pressures related to COVID and lower NanoKnife capital sales, partially offset by increased sales of NanoKnife disposables in the U.S.

•	Vascular Access net sales were $23.4 million, a decrease of 5.6%, compared to $24.8 million a year ago.

•	Med Device products make up the majority of the Company’s backlog, which stood at approximately $9.6 million at the end of the third quarter.

U.S. net sales in the third quarter of fiscal 2022 were $62.4 million, an increase of 6.5% from $58.7 million a year ago. International net sales were $11.5 million, a decrease of 8.0%, compared to $12.5 million a year ago. International net sales were primarily impacted by the global Omicron variant spike and reduced capital sales.

Gross margin for the third quarter of fiscal 2022 was 52.2%, a decrease of 190 basis points compared to the third quarter of fiscal 2021. During the quarter, gross margin continued to be negatively impacted by macro forces including the tight labor market and increased expense for raw materials, labor and freight.

The Company recorded a net loss of $5.0 million, or a loss per share of $0.13, in the third quarter of fiscal 2022. This compares to a net loss of $3.5 million, or a loss per share of $0.09, a year ago.

Excluding the items shown in the non-GAAP reconciliation table below, adjusted net income for the third quarter of fiscal 2022 was $1.3 million, and adjusted earnings per share was $0.03 compared to adjusted net income in the prior-year period of $0.7 million and adjusted earnings per share of $0.02. Adjusted net income and adjusted earnings per share in the third quarter of fiscal 2022 includes a $4.2 million, or $0.08 per share benefit, respectively, related to the reimbursement of certain expenses under the employee retention credit as part of the CARES Act. A similar reimbursement benefit of $1.9 million was included in the prior year period.

Adjusted EBITDA in the third quarter of fiscal 2022, excluding the items shown in the reconciliation table below, was $6.7 million, compared to $5.4 million in the third quarter of fiscal 2021.

In the third quarter of fiscal 2022, the Company utilized $8.8 million in operating cash, had capital expenditures of $1.1 million and additions to Auryon placement and evaluation units of $1.5 million. As of February 28, 2022, the Company had $23.9 million in cash and cash equivalents compared to $34.3 million in cash and cash equivalents on November 30, 2021. The Company had debt outstanding of $25.0 million on February 28, 2022, unchanged from November 30, 2021.

Nine Months Financial Results

For the nine months ended February 28, 2022:

•	Net sales were $229.2 million, an increase of 7.0%, compared to $214.2 million for the same period a year ago.

•	Med Tech net sales were $56.1 million, a 41.8% increase from the prior year period. Med Device net sales were $173.1 million, a decrease of 0.8% from the prior year period.

•	The Company’s net loss was $20.3 million, or a loss of $0.52 per share, compared to a net loss of $12.1 million, or a loss of $0.32 per share, a year ago.

•	Gross margin decreased 140 basis points to 52.0% from 53.4% a year ago.

•
Excluding the items shown in the non-GAAP reconciliation table, below, adjusted net loss was $0.4 million, with adjusted loss per share of $0.01, compared to adjusted net income and adjusted earnings per share of $1.9 million, and $0.05, respectively, a year ago.

•	Adjusted EBITDA, excluding the items shown in the reconciliation table below, was $14.7 million, compared to $15.0 million for the same period a year ago.

Reiterating Fiscal Year 2022 Guidance

The Company continues to expect:

•	Fiscal year 2022 net sales to be in the range of $310 to $315 million;
•	Gross margin to be in the range of 52.0% to 54.0%; and
•	Adjusted earnings per share in the range of a loss of $0.02 to a gain of $0.02.

Conference Call

The Company's management will host a conference call today at 8:00 a.m. ET to discuss its third quarter results.

To participate in the conference call, dial 1-877-407-0784 (domestic) or +1-201-689-8560 (international) and refer to the passcode 13727875.

This conference call will also be webcast and can be accessed from the “Investors” section of the AngioDynamics website at www.angiodynamics.com. The webcast replay of the call will be available at the same site approximately one hour after the end of the call.

A recording of the call will also be available from 11:00 a.m. ET on Thursday, April 7, 2022, until 11:59 p.m. ET on Thursday, April 14, 2022. To hear this recording, dial 1-844-512-2921 (domestic) or +1-412-317-6671 (international) and enter the passcode 13727875.

Use of Non-GAAP Measures

Management uses non-GAAP measures to establish operational goals and believes that non-GAAP measures may assist investors in analyzing the underlying trends in AngioDynamics' business over time. Investors should consider these non-GAAP measures in addition to, not as a substitute for or as superior to, financial reporting measures prepared in accordance with GAAP. In this news release, AngioDynamics has reported adjusted EBITDA, adjusted net income and adjusted earnings per share. Management uses these measures in its internal analysis and review of operational performance. Management believes that these measures provide investors with useful information in comparing AngioDynamics' performance over different periods. By using these non-GAAP measures, management believes that investors get a better picture of the performance of AngioDynamics' underlying business. Management encourages investors to review AngioDynamics' financial results prepared in accordance with GAAP to understand AngioDynamics' performance taking into account all relevant factors, including those that may only occur from time to time but have a material impact on AngioDynamics' financial results. Please see the tables that follow for a reconciliation of non-GAAP measures to measures prepared in accordance with GAAP.

About AngioDynamics, Inc.

AngioDynamics is a leading, and transformative medical technology company focused on restoring healthy blood flow in the body’s vascular system, expanding cancer treatment options and improving quality of life for patients.

The Company’s innovative technologies and devices are chosen by talented physicians in fast-growing healthcare markets to treat unmet patient needs. For more information, visit www.angiodynamics.com.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding AngioDynamics' expected future financial position, results of operations, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include the words such as "expects," "reaffirms," "intends," "anticipates," "plans," "believes," "seeks," "estimates," “projects”, "optimistic," or variations of such words and similar expressions, are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Investors are cautioned that actual events or results may differ materially from AngioDynamics' expectations, expressed or implied. Factors that may affect the actual results achieved by AngioDynamics include, without limitation, the scale and scope of the COVID-19 global pandemic, the ability of AngioDynamics to develop its existing and new products, technological advances and patents attained by competitors, infringement of AngioDynamics' technology or assertions that AngioDynamics' technology infringes the technology of third parties, the ability of AngioDynamics to effectively compete against competitors that have substantially greater resources, future actions by the FDA or other regulatory agencies, domestic and foreign health care reforms and government regulations, results of pending or future clinical trials, overall economic conditions (including inflation, labor shortages and supply chain challenges including the cost and availability of raw materials), the results of on-going litigation, challenges with respect to third-party distributors or joint venture partners or collaborators, the results of sales efforts, the effects of product recalls and product liability claims, changes in key personnel, the ability of AngioDynamics to execute on strategic initiatives, the effects of economic, credit and capital market conditions, general market conditions, market acceptance, foreign currency exchange rate fluctuations, the effects on pricing from group purchasing organizations and competition, the ability of AngioDynamics to obtain regulatory clearances or approval of its products, or to integrate acquired businesses, as well as the risk factors listed from time to time in AngioDynamics' SEC filings, including but not limited to its Annual Report on Form 10-K for the year ended May 31, 2021. AngioDynamics does not assume any obligation to publicly update or revise any forward-looking statements for any reason.

In the United States, the NanoKnife System has received a 510(k) clearance by the Food and Drug Administration for use in the surgical ablation of soft tissue and is similarly approved for commercialization in Canada, the European Union, and Australia. The NanoKnife System has not been cleared for the treatment or therapy of a specific disease or condition.

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	Feb 28, 2022	Feb 28, 2021	Feb 28, 2022	Feb 28, 2021
	(unaudited)		(unaudited)

Net sales	$73,970	$71,182	$229,221	$214,168
Cost of sales (exclusive of intangible amortization)	35,387	32,652	109,944	99,700
Gross profit	38,583	38,530	119,277	114,468
% of net sales	52.2%	54.1%	52.0%	53.4%

Operating expenses
Research and development	7,280	8,565	22,873	27,286
Sales and marketing	20,416	19,607	68,468	57,486
General and administrative	8,727	9,011	27,348	26,787
Amortization of intangibles	4,895	4,292	14,605	13,838
Change in fair value of contingent consideration	201	183	1,005	(290)
Acquisition, restructuring and other items, net	2,359	610	7,052	3,057
Total operating expenses	43,878	42,268	141,351	128,164
Operating loss	(5,295)	(3,738)	(22,074)	(13,696)
Interest expense, net	(173)	(226)	(503)	(676)
Other income (expense), net	(289)	(163)	(651)	259
Total other expense, net	(462)	(389)	(1,154)	(417)
Loss before income tax benefit	(5,757)	(4,127)	(23,228)	(14,113)
Income tax benefit	(799)	(583)	(2,947)	(2,033)
Net loss	$(4,958)	$(3,544)	$(20,281)	$(12,080)

Loss per share
Basic	$(0.13)	$(0.09)	$(0.52)	$(0.32)
Diluted	$(0.13)	$(0.09)	$(0.52)	$(0.32)

Weighted average shares outstanding
Basic	39,092	38,360	38,959	38,281
Diluted	39,092	38,360	38,959	38,281

ANGIODYNAMICS, INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION
(in thousands, except per share data)

Reconciliation of Net Loss to non-GAAP Adjusted Net Income (Loss):

	Three Months Ended		Nine Months Ended
	Feb 28, 2022	Feb 28, 2021	Feb 28, 2022	Feb 28, 2021
	(unaudited)		(unaudited)

Net loss	$(4,958)	$(3,544)	$(20,281)	$(12,080)

Amortization of intangibles	4,895	4,292	14,605	13,838
Change in fair value of contingent consideration	201	183	1,005	(290)
Acquisition, restructuring and other items, net (1)	2,359	610	7,052	3,057
Tax effect of non-GAAP items (2)	(1,190)	(803)	(2,817)	(2,606)
Adjusted net income (loss)	$1,307	$738	$(436)	$1,919

Reconciliation of Diluted Loss Per Share to non-GAAP Adjusted Diluted Earnings (Loss) Per Share:

	Three Months Ended		Nine Months Ended
	Feb 28, 2022	Feb 28, 2021	Feb 28, 2022	Feb 28, 2021
	(unaudited)		(unaudited)

Diluted loss per share	$(0.13)	$(0.09)	$(0.52)	$(0.32)

Amortization of intangibles	0.12	0.11	0.37	0.36
Change in fair value of contingent consideration	—	—	0.03	(0.01)
Acquisition, restructuring and other items, net (1)	0.07	0.02	0.18	0.08
Tax effect of non-GAAP items (2)	(0.03)	(0.02)	(0.07)	(0.06)
Adjusted diluted earnings (loss) per share	$0.03	$0.02	$(0.01)	$0.05

Adjusted diluted sharecount (3)	40,280	39,271	38,959	38,770

(1) Includes costs related to merger and acquisition activities, restructuring, and unusual items, including asset impairments and write-offs, certain litigation, and other items.
(2) Adjustment to reflect the income tax provision on a non-GAAP basis has been calculated assuming no valuation allowance on the Company's U.S. deferred tax assets and an effective tax rate of 23% for the periods ended February 28, 2022 and 2021.

(3) Diluted shares may differ for non-GAAP measures as compared to GAAP due to a GAAP loss.

ANGIODYNAMICS, INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION (Continued)
(in thousands, except per share data)

Reconciliation of Net Loss to Adjusted EBITDA:

	Three Months Ended		Nine Months Ended
	Feb 28, 2022	Feb 28, 2021	Feb 28, 2022	Feb 28, 2021
	(unaudited)		(unaudited)

Net loss	$(4,958)	$(3,544)	$(20,281)	$(12,080)

Income tax benefit	(799)	(583)	(2,947)	(2,033)
Interest expense, net	173	226	503	676
Depreciation and amortization	7,367	6,340	21,566	19,276
Change in fair value of contingent consideration	201	183	1,005	(290)
Stock based compensation	2,352	2,147	7,789	6,398
Acquisition, restructuring and other items, net (1)	2,359	610	7,052	3,057
Adjusted EBITDA	$6,695	$5,379	$14,687	$15,004

Per diluted share:
Adjusted EBITDA	$0.17	$0.14	$0.38	$0.39

(1) Includes costs related to merger and acquisition activities, restructuring, and unusual items, including asset impairments and write-offs, certain litigation, and other items.

ANGIODYNAMICS, INC. AND SUBSIDIARIES
NET SALES BY PRODUCT CATEGORY AND BY GEOGRAPHY
(in thousands)

	Three Months Ended					Nine Months Ended
	Feb 28, 2022	Feb 28, 2021	% Growth	Currency Impact	Constant Currency Growth	Feb 28, 2022	Feb 28, 2021	% Growth	Currency Impact	Constant Currency Growth

	(unaudited)					(unaudited)
Net Sales
Med Tech	$19,612	$15,246	28.6%			$56,117	$39,581	41.8%
Med Device	54,358	55,936	(2.8)%			173,104	174,587	(0.8)%
	$73,970	$71,182	3.9%	(0.1)%	3.8%	$229,221	$214,168	7.0%	0.2%	7.2%

Net Sales by Product Category
Endovascular Therapies	$38,083	$33,251	14.5%			$115,799	$97,008	19.4%
Vascular Access	23,431	24,813	(5.6)%			73,459	76,848	(4.4)%
Oncology	12,456	13,118	(5.0)%			39,963	40,312	(0.9)%
	$73,970	$71,182	3.9%	(0.1)%	3.8%	$229,221	$214,168	7.0%	0.2%	7.2%
	—	—

Net Sales by Geography
United States	$62,445	$58,654	6.5%			$192,259	$173,446	10.8%
International	11,525	12,528	(8.0)%	(1.0)%	(9.0)%	36,962	40,722	(9.2)%	1.1%	(8.1)%
	$73,970	$71,182	3.9%	(0.1)%	3.8%	$229,221	$214,168	7.0%	0.2%	7.2%

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	Feb 28, 2022	May 31, 2021
	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$23,890	$48,161
Accounts receivable, net	41,810	35,405
Inventories	48,039	48,614
Prepaid expenses and other	13,947	8,699
Total current assets	127,686	140,879
Property, plant and equipment, net	43,594	37,073
Other assets	11,309	13,193
Intangible assets, net	159,105	168,977
Goodwill	201,484	201,316
Total assets	$543,178	$561,438
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$21,570	$19,630
Accrued liabilities	25,196	35,459
Other current liabilities	2,602	2,495
Total current liabilities	49,368	57,584
Long-term debt	25,000	20,000
Deferred income taxes	16,961	19,955
Contingent consideration	16,741	15,741
Other long-term liabilities	5,416	8,701
Total liabilities	113,486	121,981
Stockholders' equity	429,692	439,457
Total Liabilities and Stockholders' Equity	$543,178	$561,438

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended		Nine Months Ended
	Feb 28, 2022	Feb 28, 2021	Feb 28, 2022	Feb 28, 2021
	(unaudited)		(unaudited)
Cash flows from operating activities:
Net loss	$(4,958)	$(3,544)	$(20,281)	$(12,080)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	7,406	6,379	21,682	19,392
Non-cash lease expense	613	595	1,822	1,860
Stock based compensation	2,352	2,147	7,789	6,398
Change in fair value of contingent consideration	201	183	1,005	(290)
Deferred income taxes	(862)	(634)	(3,121)	(2,187)
Change in accounts receivable allowances	(82)	2	(66)	31
Fixed and intangible asset impairments and disposals	148	10	245	190
Other	51	81	(27)	(149)
Changes in operating assets and liabilities:
Accounts receivable	(3,519)	458	(6,441)	(1,823)
Inventories	110	591	588	11,119
Prepaid expenses and other	(2,963)	(2,498)	(7,147)	(8,821)
Accounts payable, accrued and other liabilities	(7,288)	2,101	(11,802)	(1,746)
Net cash (used in) provided by operating activities	(8,791)	5,871	(15,754)	11,894
Cash flows from investing activities:
Additions to property, plant and equipment	(1,106)	(1,382)	(3,258)	(4,567)
Additions to placement and evaluation units	(1,487)	—	(8,676)	—
Cash paid in acquisition	—	—	(3,600)	—
Net cash used in investing activities	(2,593)	(1,382)	(15,534)	(4,567)
Cash flows from financing activities:
Proceeds from borrowings on long-term debt	—	—	5,000	—
Repayment of long-term debt	—	(10,000)	—	(10,000)
Proceeds from exercise of stock options and employee stock purchase plan	966	1,978	2,354	2,459
Net cash provided by (used in) financing activities	966	(8,022)	7,354	(7,541)
Effect of exchange rate changes on cash and cash equivalents	17	(23)	(337)	248
(Decrease) increase in cash and cash equivalents	(10,401)	(3,556)	(24,271)	34
Cash and cash equivalents at beginning of period	34,291	58,025	48,161	54,435
Cash and cash equivalents at end of period	$23,890	$54,469	$23,890	$54,469